CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #850/852 to the Registration Statement on Form N-1A of Advisors Series Trust regarding the Prospectus and Statement of Additional Information of the Logan Capital Large Cap Growth Fund, Logan Capital International Fund, Logan Capital Small Cap Growth Fund and Logan Capital Large Cap Core Fund, and to the use of our report dated June 29, 2018 on the financial statements and financial highlights of the Logan Capital Large Cap Growth Fund, a series of the Advisors Series Trust.   Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 24, 2018